Exhibit 99.1

            City National Reduces 2003 Earnings Estimates
          Due to California Franchise Tax Board Announcement

    LOS ANGELES--(BUSINESS WIRE)--Jan. 7, 2004--As a result of a December 31, 2003 tax announcement by the California Franchise Tax Board (FTB), City National Corporation (NYSE:CYN) will reverse certain net state tax benefits recorded in the first three quarters of 2003 and take no such benefits in the fourth quarter.
    With this adjustment, City National expects record 2003 net income of approximately $186 million, or $3.71 a share, 4 percent higher than 2002. Income before tax is expected to be approximately 12 percent higher than the prior year, reflecting strong credit quality and operating results.
    The FTB announcement takes the position that certain tax transactions related to real estate investment trusts (REITs) and regulated investment companies (RICs) will be disallowed pursuant to Senate Bill 614 and Assembly Bill 1601, which were signed into law in the fourth quarter of 2003.
    As a result of reversing this tax benefit, City National's tax rate is expected to increase by approximately 3 percentage points in 2003. The company does not expect to record any tax benefits relating to these transactions in 2004. The company also believes it is appropriately reserved for prior-year benefits previously recognized.
    As previously disclosed, City National Corporation created two REITs (one of which was previously formed as a RIC) through which preferred stock was offered to private investors, to raise capital for its subsidiary bank in accordance with the laws and regulations in effect at the time. The principal business purpose of these entities was to provide an efficient and economical means to raise capital. They also provided state tax benefits beginning in 2000. City National and its financial advisors believe that the company's position has merit and City National will pursue its tax claims and defend its use of these entities and transactions.

    CONFERENCE CALL

    City National Corporation's Chief Financial Officer, Frank Pekny, will hold a brief conference call today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The dial-in number is (877) 313-6466. Analysts and investors may participate in the question/answer session. A listen-only live broadcast of the call also will be available on the company's website.

    2003 FINANCIAL RESULTS

    City National also announced that it will release fourth-quarter and year-end earnings after the close of market on Wednesday, January 14, 2004. At 5:00 p.m. Eastern time (2:00 p.m. Pacific time) on the same day, the company will host a conference call to discuss highlights of its financial results.
    The dial-in number for that call also will be (877) 313-6466. A listen-only live broadcast of the call will be available on the company's website.

    CONTACT: City National Corporation
             Frank Pekny, 310-888-6700 (Investor Contact) frank.pekny@cnb.com
             Cary Walker, 310-833-4715 (Media Contact) cary.walker@cnb.com